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                                                                Exhibit (4)(xiv)
                                 PROMISSORY NOTE

                                DECEMBER 3, 1997
                                     (DATE)

              104 REVERE STREET, CANTON, NORFORLK COUNTY, MA 02021
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                               (ADDRESS OF MAKER)

FOR VALUE RECEIVED, PLYMOUTH RUBBER COMPANY, INC. FOR ITSELF AND ITS SUBSIDIARIES ("MAKER") promises, jointly and severally if more than one, to pay to the order of GENERAL ELECTRIC CAPITAL CORPORATION FOR ITSELF AND AS AGENT FOR CERTAIN PARTICIPANTS or any subsequent holder hereof (each, a "PAYEE") at its office located at 4 NORTH PARK DRIVE SUITE 500, HUNT VALLEY, MARYLAND 21030 or at such other place as Payee or the holder hereof may designate, the principal sum of FOUR MILLION FIFTY THOUSAND DOLLARS AND 00/100 DOLLARS ($4,050,000.00), with interest thereon, from the date hereof through and including the dates of payment, at a fixed interest rate of EIGHT AND 54/100 PERCENT (8.54%) per annum, to be paid in lawful money of the United States, in one hundred twenty four
(124) consecutive monthly installments . Payments one (1) through five (5) will consist of interest only payments on the outstanding principal balance hereof at the rate of interest set forth above, and payments six (6) through one hundred twenty four (124) will consist of principal and interest payments ("PERIODIC INSTALLMENT") with the final Periodic Installment being in the amount of the total outstanding principal and interest. Periodic Installments six (6) through sixty - five (65) will be equal to Sixty Nine Thousand Six Hundred Eighty and 49/100 Dollars ($69,680.49) and Periodic Installments sixty - six (66) through one hundred twenty four (124) will be equal to Twenty Thousand Six Hundred Forty Three and 54/100 Dollars ($20,643.54) and the final Periodic Installment which shall be in the amount of the total outstanding principal and interest. The first Periodic Installment shall be due and payable on January 1, 1998 and the following Periodic Installments and the final installment shall be due and payable on the same day of each succeeding month (each, a "PAYMENT DATE"). Such installments have been calculated on the basis of a 360 day year of twelve 30-day months. Each payment may, at the option of the Payee, be calculated and applied on an assumption that such payment would be made on its due date.

The acceptance by Payee of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Payee's right to receive payment in full at such time or at any prior or subsequent time.

The Maker hereby expressly authorizes the Payee to insert the date value is actually given in the blank space on the face hereof and on all related documents pertaining hereto.

This Note shall be secured by a security agreement, chattel mortgage, pledge agreement or like instrument (each of which is hereinafter called a "SECURITY AGREEMENT.") dated as of January 29, 1997, as amended.

Time is of the essence hereof. If any installment or any other sum due under this Note or any Security Agreement is not received within ten (10) days after its due date, the Maker agrees to pay, in addition to the amount of each such installment or other sum, a late payment charge of five percent (5%) of the amount of said installment or other sum, but not exceeding any lawful maximum. If (i) Maker fails to make payment of any amount due hereunder within ten (10) days after the same becomes due and payable; or (ii) Maker is in uncured or unwaived default under, or fails to perform under any term or condition contained in any Security Agreement, then the entire principal sum remaining unpaid, together with all accrued interest thereon and any other sum payable under this Note or any Security Agreement, at the election of Payee, shall immediately become due and payable, with interest thereon at the lesser of twelve percent (12%) per annum or the highest rate not prohibited by applicable law from the date of such accelerated maturity until paid (both before and after any judgment).

The Maker may prepay in full, but not in part, its entire indebtedness hereunder upon payment of an additional sum as a premium equal to the following percentages of the original principal balance for the indicated period:
Prior to the third annual anniversary date of this Note: three percent (3%) Thereafter and prior to the fifth annual anniversary
  date of this Note:                                            two percent (2%)
Thereafter and prior to the tenth annual anniversary
  date of this Note:                                            one percent (1%)

     and zero percent (0%) thereafter, plus all other sums due hereunder or under any Security Agreement.

It is the intention of the parties hereto to comply with the applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Note or any Security Agreement, in no event shall this Note or any Security Agreement require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under this Note or any Security Agreement, or if all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Note or any Security Agreement on the principal balance shall exceed the maximum amount of interest permitted by applicable law, then in such event (a) the provisions of this paragraph shall govern and control, (b) neither Maker nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to Maker, at the option of the Payee, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note or any Security Agreement which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Maker or otherwise by Payee in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for the Payee to receive a greater interest per annum rate than is presently allowed, the Maker agrees that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum hereunder shall be increased to the maximum interest per annum rate allowed by the amended state law or the law of the United States of America.

The Maker and all sureties, endorsers, guarantors or any others (each such person, other than the Maker, an "OBLIGOR") who may at any time become liable for the payment hereof jointly and severally consent hereby to any and all extensions of time, renewals, waivers or modifications of, and all substitutions or releases of, security or of any party primarily or secondarily liable on this Note or any Security Agreement or any term and provision of either, which may be made, granted or consented to by Payee, and agree that suit may be brought and maintained against any one or more of them, at the election of Payee without joinder of any other as a party thereto, and that Payee shall not be required first to foreclose, proceed against, or exhaust any security hereof in order to enforce payment of this Note. The Maker and each Obligor hereby waives presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note or enforcing any of the security hereof, and agrees to pay (if permitted by law) all expenses incurred in collection, including Payee's reasonable attorneys' fees.


THE MAKER HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS NOTE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN MAKER AND PAYEE RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN MAKER AND PAYEE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.) THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

This Note and any Security Agreement constitute the entire agreement of the Maker and Payee with respect to the subject matter hereof and supercedes all prior understandings, agreements and representations, express or implied.

No variation or modification of this Note, or any waiver of any of its provisions or conditions, shall be valid unless in writing and signed by an authorized representative of Maker and Payee. Any such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

 Any provision in this Note or any Security Agreement which is in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

                                           PLYMOUTH RUBBER COMPANY, INC. FOR
                                           ITSELF AND ITS SUBSIDIARIES

/S/Deborah A. Kream                        By:  /S/ Joseph J. Berns (L.S.)
(Witness)                                  (Signature)

Deborah A. Kream                           Joseph  J. Berns,VP Finance
(Print name)                               Print name (and title, if applicable)

104 Revere St., Canton, MA 02021                     041733970
(Address)                                   (Federal tax identification number)